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                                  Exhibit 99

                                 PRESS RELEASE

      SOUTHWEST BANCORP ANNOUNCES IMPROVEMENT IN LARGE LOAN RELATIONSHIP

     Stillwater, Oklahoma/December 13, 2000: Stillwater National Bank and Trust Company, a subsidiary of Southwest Bancorp, Inc. (NASDAQ OKSB, OKSBO) today announced it has successfully restructured a credit relationship that had been classified as non-accruing in the second quarter of 2000. Before the restructuring, approximately $8.6 million of the relationship was a non-accruing loan. After the restructuring, this $8.6 million is accruing on market terms, while an additional $1.2 million, which is supported by a lower collateral ratio, is non-accruing. Interest on the non-accruing credit, which is payable monthly, will be recorded on a cash basis. The $8.6 million credit will be classified as "restructured" at year-end 2000, but is expected to be returned to the regular, performing portfolio of the Bank in the first quarter of 2001. Management expects each of these credits to pay in accordance with their terms.

     Rick Green, President and CEO stated, "Our management has worked closely with the principals of this large credit relationship, and have pursued legal remedies, to improve our collateral position, return a larger portion of the credit to accruing status, and to make it more likely for borrowers to meet the credit terms. We are pleased to report this action."

     See "Forward Looking Statements," below.

     Southwest Bancorp, Inc., and the Stillwater National Bank and Trust Company are independent, Oklahoma institutions, and are not controlled by out of state organizations or individuals. Southwest has established and pursued a strategy of independent operation for the benefit of all of its shareholders, and has capitalized on its position as an Oklahoma owned and operated banking organization to increase its banking business.

     Southwest offers a broad range of commercial and consumer lending and deposit services through its alternative delivery channels, including the Web. Southwest devotes substantial efforts to marketing and providing services to local businesses, their primary employees, and to other managers and professionals living and working in its Oklahoma market areas.

Forward-Looking Statements. This Press Release includes forward-looking statements, including statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessment of potential loan losses; and statements of Southwest's and the Bank's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; the future financial condition and performance of borrowers, the ability of borrowers to repay credits in accordance with their terms; and a variety of other matters. Like any other forward-looking information, management's assessment of the credits discussed in this Press Release, the likelihood of its future performance, and the timing of its resolution are based upon estimates and assumptions, and are subject to uncertainties, most of which are beyond Southwest's or the Bank's control. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements.

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